Archer Daniels Midland Company 4666 Faries Parkway Decatur, Ill. 62526

ADM Reports First Quarter 2013 Earnings of $269 Million or $0.41 per Share
Adjusted EPS of $0.48, down 38 percent from year-ago quarter
Mixed results across business units

DECATUR, Ill., May 1, 2013 – Archer Daniels Midland Company (NYSE: ADM) today reported financial results for the quarter ended March 31, 2013. The company reported net earnings for the quarter of $269 million, or $0.41 per share, down from $0.60 per share in the same period one year earlier. Adjusted earnings per share1 were $0.48, down from $0.78 in the same period last year. Segment operating profit1 was $630 million.

“As expected, this was a challenging quarter, with agricultural services negatively impacted by the ongoing effects of last summer’s U.S. drought,” said ADM Chairman and CEO Patricia Woertz. “In oilseeds, our earnings were reduced by challenges in Brazil and depressed margins in cocoa. Our ethanol business improved as declining inventories supported overall industry margins, and we began to see positive results from the actions we’ve been taking to improve the profitability of that business.

“We continue to manage through tight U.S. stocks of oilseeds and grains until the North American harvest. Demand for our products remains solid, and we will continue to leverage our global origination and processing network to serve the needs of our customers worldwide.”

First Quarter 2013 Highlights

•
Adjusted EPS of $0.48 excludes approximately $34 million in pretax LIFO charges, or $0.03 per share, and a provision of $25 million, or $0.04 per share, related to the previously disclosed FCPA matter dating back to 2008 and earlier.

•	Oilseeds Processing profit decreased $229 million due to significantly lower results from cocoa caused by industry margin pressures and weaker South American origination results.
•
Corn Processing profit increased $20 million due to improved ethanol results. Sweeteners and starches results were negatively impacted by a $44 million pretax charge from corn hedge timing effects ($0.04 per share).

•	Agricultural Services profit decreased $110 million as U.S. origination volumes declined.

______________________

1 Non-GAAP financial measures, see pages 5 and 10 for explanations and reconciliations

Adjusted EPS of 48 Cents, down 30 Cents

Adjusted EPS decreased primarily due to lower segment operating profit.

This quarter’s effective tax rate of 28 percent was in line with the same period last year.

Oilseeds Earnings Decline on Cocoa, South American Origination and North American Softseeds

Oilseeds operating profit in the first quarter was $313 million, down $229 million from the same period one year earlier. Year-ago results included net favorable mark-to-market timing effects of about $60 million, while this quarter included minimal timing effects.

Crushing and origination operating profit was $156 million, down $108 million from the year-ago quarter. In North America, softseed crushing results were down from last year’s strong results as tight supplies affected seed basis and capacity utilization. North American soybean crushing results were strong in the quarter, but margins and production declined through the quarter amid weaker export meal demand and lower bean availability. In South America, higher trucking costs and reluctant farmer selling negatively impacted results. European crushing and origination results continued to recover, aided by reduced imports of North and South American meal.

Refining, packaging, biodiesel and other generated a profit of $108 million for the quarter, up $29 million, as U.S. biodiesel demand saw a modest recovery, offset by poor margin conditions in Europe. Results included about $20 million in biodiesel blender’s credits, retroactive from 2012 blending.

Cocoa and other results decreased $181 million amid weaker press margins and the absence of last year’s $72 million favorable mark-to-market timing effect. Press margins were negatively impacted by the addition of industry processing capacity, lower cocoa powder prices, and customer inventory reductions.

Oilseeds results in Asia for the quarter were up $31 million from the same period last year, principally reflecting ADM’s share of the improved results from Wilmar International Limited.

Corn Processing Results Reflect Improved Ethanol Conditions

Corn processing operating profit of $153 million represented an increase of $20 million from the same period one year earlier. This quarter’s results included a $44 million negative timing effect related to open corn cash-flow hedges at quarter end (about $0.04 per share), up from $11 million in the same period last year.

Sweeteners and starches operating profit decreased $19 million to $76 million, and was improved when adjusted for corn hedge-program timing effects, as solid demand translated to tight sweetener industry capacity.

Bioproducts results increased $39 million to $77 million. Ethanol margins improved through the quarter as reduced industry production rates, lower levels of imports and steady domestic demand resulted in reduced inventories and improved margins. Results also benefited from actions taken by ADM to improve the performance of its ethanol business.

Agricultural Services Pressured by Lower U.S. Volumes

Agricultural Services operating profit was $151 million, down $110 million from the same period one year earlier.

Merchandising and handling earnings declined $62 million to $86 million, due to lower volumes of U.S. origination and exports and lower execution margins in international merchandising.

Transportation results decreased $21 million to $6 million as lower U.S. exports reduced barge freight utilization.

Milling and other results remained steady, excluding last year’s $21 million equity income from Gruma. ADM disposed of its ownership in Gruma in December 2012. The milling business continued to perform well.

Other Financial Results Improve

Operating profit from ADM’s Other Financial businesses was $13 million, up $31 million. Last year’s results had significant provisions for property and crop risk losses.

Provision for FCPA Matter

ADM is in discussions with the U.S. Department of Justice and the U.S. Securities and Exchange Commission regarding a previously disclosed FCPA matter dating back to 2008 and earlier, and expects a resolution sometime this year. Based upon recent discussions, ADM believes it is appropriate to establish a provision of $25 million ($0.04 per share) to cover the potential assessments that may be imposed by these government agencies.

Conference Call Information

ADM will host a conference call and audio webcast Wednesday, May 1, 2013, at 5 p.m. Central Time to discuss financial results and provide a company update. A summary slide presentation will be available to download approximately 60 minutes prior to the call.

To listen to the call via the Internet or to download the slide presentation, go to www.adm.com/webcast. To listen by telephone, dial (888) 522-5398 in the U.S. or (706) 902-2121 if calling from outside the U.S. The access code is 32838804.

Replay of the call will be available from May 2, 2013, to May 8, 2013. To listen to the replay by telephone, dial (855) 859-2056 in the U.S. or (404) 537-3406 if calling from outside the U.S. The access code is 32838804. The replay will also be available online for an extended period of time at www.adm.com/webcast.

About ADM

For more than a century, the people of Archer Daniels Midland Company (NYSE: ADM) have transformed crops into products that serve vital needs. Today, 30,000 ADM employees around the globe convert oilseeds, corn, wheat and cocoa into products for food, animal feed, industrial and energy uses. With more than 265 processing plants, 460 crop procurement facilities, and the world’s premier crop transportation network, ADM helps connect the harvest to the home in more than 140 countries. For more information about ADM and its products, visit www.adm.com.

Archer Daniels Midland Company

Media Relations Contact
David Weintraub
217-424-5413

Investor Relations Contact
Ruth Ann Wisener
217-451-8286

Financial Tables Follow

Segment Operating Profit and Corporate Results
A non-GAAP financial measure (unaudited)

	Quarter ended March 31
	2013	2012	Change
	(In millions)

Oilseeds Processing Operating Profit
Crushing and origination	$156	$264	$(108)
Refining, packaging, biodiesel and other	108	79	29
Cocoa and other	(22)	159	(181)
Asia	71	40	31
Total Oilseeds Processing	$313	$542	$(229)

Corn Processing Operating Profit
Sweeteners and starches	$76	$95	$(19)
Bioproducts (excluding charges)	77	48	29
Restructuring and exit costs	-	(10)	10
Total Corn Processing	$153	$133	$20

Agricultural Services Operating Profit
Merchandising and handling	$86	$148	$(62)
Transportation	6	27	(21)
Milling and other	59	86	(27)
Total Agricultural Services	$151	$261	$(110)

Other Operating Profit
Financial	$13	$(18)	$31
Total Other	$13	$(18)	$31

Segment Operating Profit	$630	$918	$(288)

Corporate Results
LIFO credit (charge)	$(34)	$(107)	$73
Interest expense - net	(105)	(114)	9
Unallocated corporate costs	(82)	(67)	(15)
Employee-related exit costs	-	(71)	71
Other	(34)	9	(43)
Total Corporate	$(255)	$(350)	$95

Earnings Before Income Taxes	$375	$568	$(193)

Total segment operating profit is ADM’s consolidated income from operations before income tax that excludes certain corporate items. Management believes that segment operating profit is a useful measure of ADM’s performance because it provides investors information about ADM’s business unit performance excluding certain corporate overhead costs. Total segment operating profit is a non-GAAP financial measure and is not intended to replace earnings before income tax, the most directly comparable GAAP financial measure. Total segment operating profit is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to income before income taxes or any other measure of consolidated operating results under U.S. GAAP.

Consolidated Statements of Earnings
(unaudited)

	Quarter ended
	March 31
	2013	2012
	(In millions, except per share amounts)

Net sales and other operating income	$21,727	$21,155
Cost of products sold	20,971	20,147
Gross profit	756	1,008
Selling, general and administrative expenses	(436)	(402)
Equity in earnings of unconsolidated affiliates	137	115
Interest income	27	26
Interest expense	(106)	(116)
Asset impairment, exit and restructuring costs	-	(85)
Other income (expense) – net	(3)	22
Earnings before income taxes	375	568
Income taxes	(105)	(163)
Net earnings including noncontrolling interests	270	405
Less: Net earnings (losses) attributable to noncontrolling interests	1	6
Net earnings attributable to ADM	$269	$399

Diluted earnings per common share	$0.41	$0.60

Average number of shares outstanding	662	663

Other income (expense) - net consists of:
Gain on sale of assets	$5	$9
Net gain on marketable securities transactions	-	8
Other – net	(8)	5
	$(3)	$22

Summary of Financial Condition
(unaudited)

	March 31, 2013	March 31, 2012
	(in millions)
NET INVESTMENT IN
Cash and cash equivalents	$1,448	$818
Short-term marketable securities	183	428
Operating working capital (a)	13,581	14,962
Property, plant, and equipment	10,122	9,800
Investments in and advances to affiliates	3,252	3,385
Long-term marketable securities	683	320
Other non-current assets	1,304	1,247
	$30,573	$30,960

FINANCED BY
Short-term debt	$2,358	$1,987
Long-term debt, including current maturities	6,505	8,343
Deferred liabilities	2,734	2,079
Shareholders’ equity	18,976	18,551
	$30,573	$30,960

(a) Current assets (excluding cash and cash equivalents and short-term marketable securities) less current liabilities (excluding short-term debt and current maturities of long-term debt).

Summary of Cash Flows
(unaudited)
	Three Months Ended
	March 31
	2013	2012
	(in millions)
Operating Activities
Net earnings	$270	$405
Depreciation and amortization	227	214
Asset impairment charges	-	16
Other – net	(135)	(116)
Changes in operating assets and liabilities	(5)	(1,302)
Total Operating Activities	357	(783)
Investing Activities
Purchases of property, plant and equipment	(248)	(341)
Net assets of businesses acquired	(16)	(33)
Marketable securities – net	391	201
Other investing activities	42	10
Total Investing Activities	169	(163)
Financing Activities
Long-term debt borrowings	17	4
Long-term debt payments	(250)	(51)
Net borrowings (repayments) under lines of credit	(441)	1,112
Purchases of treasury stock	-	(56)
Cash dividends	(125)	(115)
Other	7	6
Total Financing Activities	(792)	900
Increase (decrease) in cash and cash equivalents	(266)	(46)
Cash and cash equivalents - beginning of period	1,714	864
Cash and cash equivalents - end of period	$1,448	$818

Segment Operating Analysis
(unaudited)

	Quarter Ended
	March 31
	2013	2012
	(000’s of metric tons)

Processed volumes
Oilseeds	8,355	8,159
Corn	5,294	6,174
Milling and Cocoa	1,731	1,740
Total processed volumes	15,380	16,073

	Quarter Ended
	March 31
	2013	2012
	(In millions)

Net sales and other operating income
Oilseeds Processing	$8,143	$7,715
Corn Processing	3,053	2,835
Agricultural Services	10,500	10,571
Other	31	34
Total net sales and other
operating income	$21,727	$21,155

Adjusted Earnings Per Share
A non-GAAP financial measure
(unaudited)
	Quarter Ended
	March 31
	2013	2012
Earnings Per Share (fully-diluted)	$0.41	$0.60
Adjustments:
LIFO charge/(credit) (a)	0.03	0.10
FCPA charge (b)	0.04	-
Restructuring and exit costs (c)	-	0.08
Sub-total adjustments	0.07	0.18
Adjusted Earnings Per Share (non-GAAP)	$0.48	$0.78

(a)	The Company’s pretax changes in its LIFO reserves during the period, tax effected using the Company’s U.S. effective income tax rate.
(b)
The FCPA charge related to an estimated provision for settlement with the government agencies pertaining to potential violations of anti-corruption practices, not tax effected because the Company assumed the provision is not deductible.

(c)	The restructuring and exit costs related primarily to the global workforce reduction program, tax effected using the applicable U.S., European and South American tax rates.

Adjusted EPS is ADM’s fully diluted EPS after removal of the effect on Reported EPS of certain specified items as more fully described above. Management believes that Adjusted EPS is a useful measure of ADM’s performance because it provides investors additional information about ADM’s operations allowing better evaluation of ongoing business performance. Adjusted EPS is a non-GAAP financial measure and is not intended to replace or be an alternative to EPS, the most directly comparable GAAP financial measure, or any other measures of operating results under GAAP. Earnings amounts in the tables above have been divided by the company’s diluted shares outstanding for each respective quarter in order to arrive at an adjusted EPS amount for each specified item.